Exhibit 99.1

Eternal Image Declares a Sales Increase of 32% for 2009

Company Also Posts First Ever Gross Profit

FARMINGTON HILLS, Mich., April 16, 2010 (GLOBE NEWSWIRE) -- Eternal Image, Inc. (the "Company") (OTCBB:ETNL), a public company engaged in the design, manufacturing and marketing of officially licensed funerary products such as caskets, urns, monuments and vaults, today announced its 2009 Form 10-K has been filed with the SEC.

The 10-K discloses that the Company had a sales increase of 32% for Fiscal 2009 over Fiscal 2008. Furthermore, the 10-K discloses that the Company posted a Gross Profit of $102,386 -- approximately 31% of its Gross Sales. This marks the first time that the Company has posted a positive Gross Profit figure.

"The 2009 10-K is further evidence that we are moving in the right direction," said Clint Mytych, CEO of Eternal Image, Inc. "And with the announcements earlier this year of our new globally exclusive Vatican Observatory agreement, our new industry partnership, and our forthcoming new division, 2010 is on track to be an even better year of performance and growth for us."

About Eternal Image

Eternal Image, incorporated in 2006, is headquartered in Farmington Hills, MI. The company is the first and only manufacturer and marketer of licensed brand image funerary products. Currently, the company offers urns and caskets that feature licensed images from Major League Baseball™, STAR TREK®, Precious Moments™, the Vatican Observatory Foundation®, and the Collegiate Licensing Company, as well as pet urns featuring the American Kennel Club™, and Cat Fanciers'™ Association. For more information about EI, visit www.eternalimage.net or call 1-888-6-CASKET.

SAFE HARBOR STATEMENT

Statements in this news release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1993 and Section 21E of the Securities Exchange Act of 1934.

Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include but are not limited to risk factors inherent in doing business. Forward-looking statements may be identified by terms such as "may", "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "forecasts," "potential" or "continue" or similar terms or the negative of these terms.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Registration Statement on Form SB-2, as amended on Form S-1. See www.sec.gov. Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events, circumstances or changes in expectations after the date of this report.

The company has no obligation to update these forward-looking statements.

CONTACT:

Cambridge Investor Relations

Investor Relations Contact:

Tony Fazio

781/214-9038